UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2023

CIRCOR INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
MA
Burlington,	01803-4238
(Address of principal executive offices	(Zip code)

Registrant’s telephone number, including area code: (781) 270-1200

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	CIR	New York Stock Exchange

Securities registered pursuant to section 12(g) of the Act: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On June 5, 2023, CIRCOR International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Cube BidCo, Inc., a Delaware corporation (“Parent”), and Cube Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger. Parent and Merger Sub are each affiliates of investment funds managed by Kohlberg Kravis Roberts & Co. L.P. (“KKR”).

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock (i) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time, (ii) owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior  to the Effective Time or (iii) by stockholders who have properly exercised and perfected their demands for appraisal of such shares of Company Common Stock in accordance with the General Corporation Law of the State of Delaware), shall be converted into the right to receive an amount in cash equal to $49.00, without interest (the “Merger Consideration”), and as of the Effective Time, all such shares will no longer be outstanding and will automatically be cancelled.

As of the Effective Time, each option to purchase shares of Company Common Stock (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (ii) the excess, if any, of the Merger Consideration over the applicable exercise price per share of Company Common Stock under such Company Stock Option. No holder of a Company Stock Option that, as of immediately prior to such cancellation, has an exercise price per share of Common Stock that is equal to or greater than the Merger Consideration will be entitled to any payment with respect to such cancelled Company Stock Option.

As of the Effective Time, each performance stock unit, performance share award, or restricted stock unit that is subject to performance-based vesting conditions (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time will be cancelled and in exchange therefor the holder will be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Company Common Stock subject to (or deliverable under) such Company PSU immediately prior to the Effective Time that are considered to be earned as of the Effective Time as determined in accordance with the terms of the applicable executive change in control agreement (including the proration of the total number of shares of Common Stock subject to the Company PSU and with the performance conditions deemed achieved at the greater of target and actual performance levels), multiplied by (ii) the Merger Consideration.

As of the Effective Time, each restricted stock unit that is subject to vesting conditions based on continued employment or service (each, a “Company RSU”) and each phantom stock unit that is subject to vesting conditions based on continued employment or service (each, a “Company Phantom Unit”) that is outstanding and vested immediately prior to the Effective Time will be cancelled and in exchange therefor the holder shall be entitled to receive an amount in cash, less applicable tax withholdings, equal to (i) the total number of shares of Company Common Stock subject to such Company RSU or Company Phantom Unit immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.

As of the Effective Time, each Company RSU and each Company Phantom Unit that is outstanding and unvested immediately prior to the Effective Time will be cancelled and converted into a grant of restricted stock units in the surviving corporation with a grant date value equal to (i) the total number of shares of Common Stock subject to (or deliverable under) such Company RSU or Company Phantom Unit immediately prior to the Effective Time multiplied by (ii) the Merger Consideration (a “Replacement RSU”), which Replacement RSU will generally be subject to the same terms and conditions as the Company RSU or Company Phantom Unit for which such Replacement RSU was exchanged.

The closing of the Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, (i) the absence of any law, order, injunction or decree issued by any governmental body of competent jurisdiction prohibiting the consummation of the Merger, (ii) the expiration or termination of any applicable waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other approvals under foreign antitrust laws and foreign investment laws, (iii) the approval of the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at a stockholder’s meeting duly called and held for such purpose, (iv) the accuracy of the representations and warranties contained in the Merger Agreement (subject to specified materiality qualifiers), (v) compliance with the covenants and obligations under the Merger Agreement in all material respects, and (vi) the absence of a material adverse effect with respect to the Company.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Parent and Merger Sub. The Company has agreed to use commercially reasonable efforts to carry on its business in the ordinary course until the Effective Time, subject to customary exceptions. Parent and Merger Sub have agreed to take any and all actions that may be required in order to obtain antitrust approval of the proposed Merger, and to use reasonable best efforts to obtain foreign investment approvals, subject to certain limitations.

The Company is subject to customary “no-shop” restrictions on the Company’s ability to solicit alternative acquisition proposals, to furnish information to, and participate in discussions or negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision that allows the Company, under certain specified circumstances, to furnish information to, and participate in discussions or negotiations with, third parties with respect to an alternative acquisition proposal if the Board of Directors of the Company (the “Board”) or a committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such alternative acquisition proposal either (i) constitutes a superior proposal or (ii) is reasonably likely to lead to or result in a superior proposal, and that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Company under applicable law.

The Merger Agreement also includes customary termination provisions for each of the Company and Parent. Upon termination of the Merger Agreement under certain circumstances, the Company will be required to pay a termination fee of $28.0 million (the “Termination Fee”) or Parent will be required to pay a reverse termination fee of $67.0 million (the “Reverse Termination Fee”). The Company must pay Parent the Termination Fee if (i) Company terminates the Merger Agreement in order to enter into a definitive agreement with respect to a superior proposal that was not the result of a material breach of the Company’s no-shop obligations or (ii) the Merger Agreement is terminated by Parent within five (5) business days following the Board effecting a change of recommendation, in each case, as more particularly described in the Merger Agreement.  The Company also must pay Parent the Termination Fee if the Merger Agreement is terminated by either Parent or the Company under certain circumstances, a third party has publicly disclosed or provided to the Board another acquisition proposal prior to such termination, and within twelve (12) months following such termination, the Company enters into an agreement for or consummates a business combination transaction. Parent must pay the Company the Reverse Termination Fee if (A) the Company terminates the Merger Agreement (1) due to a breach by Parent of its covenants or Parent’s representations and warranties are inaccurate and such breach or inaccuracy causes a failure of a closing condition (subject to a customary cure period) or (2) (a) all conditions to Parent’s obligations to close the Merger have been satisfied or waived, (b) Parent, in violation of the terms of the Merger Agreement, fails to consummate the Merger when required to do so, (c) following such failure by Parent to consummate the Merger, the Company provides an irrevocable written notice to Parent that that it is willing and ready to close on such date and at all times during the three (3) business day period immediately thereafter, and (d) Parent fails to consummate the Merger within such three (3) business day period after delivery by the Company to Parent of such notice, or (B) the Company or Parent terminate the Merger Agreement due to the Merger not being consummated by the termination date, and at such time of termination, the Company could have validly terminated the Merger Agreement due to either of the reasons in (A) above. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement under certain circumstances; provided that the Company may only cause Parent to close the Merger if certain conditions are satisfied, including the funding or availability of the debt financing described below. Parent and Merger Sub’s liability for monetary damages for breaches of the Merger Agreement are capped at $67.0 million.

Parent and Merger Sub have secured committed financing, consisting of a combination of equity financing to be provided by investment funds affiliated with KKR, on the terms and subject to the conditions set forth in equity commitment letters provided by such funds and debt financing to be provided by certain lenders, on the terms and subject to the conditions set forth in a debt commitment letter. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

Investment funds affiliated with KKR have provided limited guarantees with respect to the payment of the Reverse Termination Fee payable by Parent in the event it becomes payable, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and such limited guarantees.

The Board of Directors of the Company has unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable that the Company enter into the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the Company’s stockholders at a meeting of the Company’s stockholders and (iv) subject to the terms and conditions of the Merger Agreement, recommended that the Company’s stockholders approve the adoption of the Merger Agreement and approve the Merger on the terms and subject to the conditions set forth in the Merger Agreement.

Subject to the satisfaction or waiver of the conditions to the closing of the Merger, the Company expects the closing of the transactions contemplated by the Merger Agreement to occur in the fourth quarter of 2023.

The foregoing summary of the principal terms of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Merger Agreement filed hereto as Exhibit 2.1 hereto and incorporated herein by reference. The summary and the copy of the Merger Agreement are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The assertions embodied in the representations and warranties included in the Merger Agreement were made solely for purposes of the contract among the Company, Purchaser and Parent and are subject to important qualifications and limitations agreed to by the Company, Purchaser and Parent in connection with the negotiated terms, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the Company, Parent and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations and warranties or any description of them as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, and this subsequent information may or may not be fully reflected in public disclosures by the Company or Parent.

Item 8.01	Other Events.

On June 5, 2023 the Company and Parent issued a joint press release announcing entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information and Where to Find It

This Current Report on Form 8-K relates to the proposed acquisition of the Company by Parent. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, the Company plans to file with the SEC and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. the Company may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC.

BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at a Company stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Company’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents the Company files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. The Company makes available free of charge on its investor relations website at investors.circor.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Merger Agreement, which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of the Company’s directors and executive officers in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 15, 2023. To the extent the holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interests of participants in the solicitation of proxies from the Company’s stockholders in connection with in the proposed transaction, which may, in some cases, be different than those of the Company’s stockholders generally, by reading the proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the Company’s website at investors.circor.com.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction; the timing of and receipt of required regulatory filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the merger; uncertainties as to how many of the Company’s stockholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from the Company’s ongoing business operations or otherwise disrupts the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation relating to the proposed transaction; inability to achieve expected results in pricing and cost cut actions and the related impact on margins and cash flow; the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures; the remediation of the material weaknesses in the Company’s internal controls over financial reporting or other potential weaknesses of which the Company is not currently aware or which have not been detected; the uncertainty associated with the current worldwide economic conditions and the continuing impact on economic and financial conditions in the United States and around the world, including as a result of COVID-19, rising inflation, increasing interest rates, natural disasters, military conflicts, including the conflict between Russia and Ukraine, terrorist attacks and other similar matters, and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. All forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of June 5, 2023, by and among Cube BidCo, Inc., Cube Merger Sub, Inc. and CIRCOR International, Inc.
99.1	Press Release issued on June 5, 2023.
104	Cover Page Interactive Data File, formatted in Inline XBRL.

† Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2023	CIRCOR International, Inc.

	By:	/s/ Jessica Wenzell
Name: Jessica Wenzell
Title: General Counsel & Chief People Officer